Exhibit 99.1

RBX CORPORATION
CONSOLIDATED BALANCE SHEETS
October 31, 2002
unaudited
(in thousands)

ASSETS

Cash and cash equivalents	$660
Accounts receivable, less allowance for doubtful accounts of $1,819	27,147
Inventories	16,480
Prepaid and other current assets	1,333

Total current assets	45,620

Property, plant and equipment, net	53,474
Intangible assets	18,058
Other noncurrent assets	6,369

Total assets	$123,521

LIABILTIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$10,532
Accrued liabilities	9,848
Current portion of postretirement benefit obligation	2,780
Current portion of long-term debt	2,000

Total current liabilities	25,160

Long-term debt	46,734
Postretirement benefit obligation	23,747
Pension benefit obligation	17,430
Other liabilities	1,704

Total liabilities	114,775

Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(6,415)

Total stockholders’ equity	8,746

Commitments and contingencies

Total liabilities and stockholders’ equity	$123,521

RBX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the ten months ended October 31, 2002
unaudited
(in thousands)

Net sales	$142,440
Cost of goods sold	117,842

Gross profit	24,598

Selling, general and administrative costs	16,526
Reorganization items (income)	1,001
Other (income) expense	515

Operating income (loss)	6,556

Interest expense	3,956

Income (loss) before income taxes	2,600

Income tax expense	210

Net income (loss)	2,390

RBX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the ten months ended October 31, 2002
unaudited
(in thousands)

OPERATING ACTIVITIES

Net income (loss)	$2,390
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,000
Loss on disposal of equipment	515
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	(5,778)
Inventories	745
Prepaid and other current assets	541
Accounts payable	1,529
Accrued liabilities	(3,142)
Other liabilities	(2,416)
Liabilities subject to compromise	—

Net cash used in operating activities	(2,616)

INVESTING ACTIVITIES

Capital expenditures	(3,848)
Proceeds from disposals of property, plant and equipment	487
Increase in restricted cash	(104)

Net cash used in investing activities	(3,465)

FINANCING ACTIVITIES

Proceeds from borrowings	151,846
Principal payments on long-term debt	(146,259)

Net cash provided by financing activities	5,587

Net (decrease) in cash and cash equivalents	(494)
Cash and cash equivalents:
Beginning of period	1,154

End of period	$660

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